FREIT Announces Third Quarter Fiscal 2020 Results

HACKENSACK, NJ, September 9, 2020 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and nine months ended July 31, 2020. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2020	2019	2020	2019

GAAP (Loss) Earnings Per Share - Basic	($0.02)	$0.03	$3.55	$0.21
GAAP (Loss) Earnings Per Share - Diluted	($0.02)	$0.03	$3.54	$0.21
AFFO Per Share - Basic and Diluted	$0.43	$0.41	$0.78	$1.16
Dividends Per Share	$0.00	$0.125	$0.00	$0.40

Total Average Residential Occupancy (a)	93.5%	96.6%	93.8%	95.7%
Total Average Commercial Occupancy (b)	79.1%	81.6%	80.3%	81.4%

(a) Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ from all periods presented as the property was deconsolidated and converted to a tenants-in-common form of ownership ("TIC") effective February 28, 2020.
(b) Occupancy metrics exclude the Patchogue, New York property from all periods presented as the property was sold in February 2019.

Results for the Quarter

Real estate revenue decreased 20.4% to $12.1 million for the fiscal quarter ended July 31, 2020 as compared to $15.3 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a tenancy-in-common form of ownership (“TIC”) as of February 28, 2020 resulting in a decline in revenue of approximately $1.9 million; (b) a reduction in total revenue in the amount of approximately $0.8 million as compared to the prior year’s comparable period due to the rejection of the lease for Cobb Theatre at the Rotunda retail property as of June 30, 2020 resulting from the Cobb Theatre bankruptcy filing; and (c) a decline in the amount of approximately $0.4 million driven by the decline in the average occupancy rate for the commercial properties to 79.1% from 81.6% in the prior year’s comparable period.

Net (loss) income attributable to common equity (“net (loss) income”) was net loss of $0.2 million or ($0.02) per share basic and diluted for the fiscal quarter ended July 31, 2020 as compared to net income of $0.2 million or $0.03 per share basic and diluted for the prior year’s comparable period. The increase in net loss was primarily driven by the following: (a) net impact of approximately $0.9 million (with a consolidated impact of approximately $0.5 million) due to a reduction in revenue and the write-off of unamortized leasing costs related to Cobb Theatre’s rejection of its lease as of June 30, 2020 due to the Cobb Theatre bankruptcy filing; (b) an increase in General  & Administrative (“G&A”) expenses of approximately $0.5 million primarily driven by an increase in legal costs attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC; (c) an increase in expense for the reserve of uncollectible rents of approximately $0.1 million (with a consolidated impact of approximately $0.1 million) primarily resulting from the COVID-19 pandemic impact on certain commercial non-essential tenants due to mandated shutdowns; offset by (d) a decrease in interest expense of approximately $1 million (with a consolidated impact of approximately $0.4 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $0.4 million in interest expense) attributed to the decline in interest rates on variable mortgage loans; and (e) a decrease in Special Committee advisory, legal and other expenses incurred of approximately $0.3 million. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Results for the Nine Months

Real estate revenue decreased 7.9% to $41.4 million for the nine months ended July 31, 2020 as compared to $45.0 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a TIC as of February 28, 2020 resulting in a decline in revenue of approximately $3.1 million; (b) a reduction in total revenue in the amount of approximately $0.8 million as compared to the prior year’s comparable period due to the rejection of the lease for Cobb Theatre at the Rotunda property as of June 30, 2020 resulting from the Cobb Theatre bankruptcy filing; offset by (c) an increase in revenue of approximately $0.3 million related to the office tenants at the Rotunda property driven by an increase in base rents and the average occupancy rate from 83.8% in the prior year to 85.4% in the current year; and (d) an insurance reimbursement received in Fiscal 2020 related to Fiscal 2019 of approximately $0.2 million.

Net income was $24.8 million or $3.55 per share basic and $3.54 per share diluted for the nine months ended July 31, 2020 as compared to $1.4 million or $0.21 per share basic and diluted for the prior year’s comparable period. The increase in net income was primarily driven by the following: (a) a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million; (b) a decrease in interest expense of approximately $2 million (with a consolidated impact of approximately $0.9 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $0.7 million in interest expense) attributed to the decline in interest rates on variable mortgage loans; (c) an increase in revenue of approximately $0.3 million related to the office tenants at the Rotunda property driven by an increase in base rents and the average occupancy rate from 83.8% in the prior year to 85.4% in the current year; and (d) an insurance reimbursement received in Fiscal 2020 related to Fiscal 2019 of approximately $0.2 million; (e) an unrealized loss on the interest rate cap contract incurred in the prior year’s comparable period of approximately $0.2 million; offset by (f) an increase in Special Committee advisory, legal and other expenses incurred of approximately $3.6 million; (g) an increase in G&A expenses of approximately $1 million primarily driven by an $0.6 million increase in legal costs attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC and an increase of approximately $0.3 million in lender and legal fees related to the conversion of the Pierre Towers partnership to a TIC in Fiscal 2020; (h) net impact of approximately $0.9 million (with a consolidated impact of approximately $0.5 million) due to a reduction in revenue and the write-off of unamortized leasing costs related to Cobb Theatre’s rejection of its lease as of June 30, 2020 due to the Cobb Theatre bankruptcy filing; (i) an increase in expense for the reserve of uncollectible rents of approximately $0.8 million (with a consolidated impact of approximately $0.5 million) primarily resulting from the COVID-19 pandemic impact on certain commercial non-essential tenants due to mandated shutdowns; and (j) a gain on sale of the property located in Patchogue, New York in the prior year’s comparable period of approximately $0.8 million. (Refer to “Table of Revenue & Net (Loss) Income Components”)

Table of Revenue & Net (Loss) Income Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2020	2019	Change	2020	2019	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$5,756	$6,917	$(1,161)	$19,425	$20,194	$(769)
Residential properties	6,393	8,338	(1,945)	22,005	24,775	(2,770)
Total real estate revenues	12,149	15,255	(3,106)	41,430	44,969	(3,539)

Operating expenses:
Real estate operations	5,563	6,629	(1,066)	17,807	19,176	(1,369)
General and administrative	1,233	718	515	3,061	2,109	952
Special committee advisory, legal and other expenses	87	432	(345)	4,606	1,018	3,588
Depreciation	2,425	2,806	(381)	7,887	8,413	(526)
Total operating expenses	9,308	10,585	(1,277)	33,361	30,716	2,645

Operating income	2,841	4,670	(1,829)	8,069	14,253	(6,184)

Financing costs	(3,121)	(4,496)	1,375	(11,032)	(13,675)	2,643

Investment income	38	92	(54)	174	276	(102)

Unrealized loss on interest rate cap contract	—	(1)	1	—	(160)	160

Gain on sale of property	—	—	—	—	836	(836)

Gain on deconsolidation of subsidiary	—	—	—	27,680	—	27,680

Loss on investment in tenancy-in-common	(78)	—	(78)	(96)	—	(96)
Net (loss) income	(320)	265	(585)	24,795	1,530	23,265

Net loss (income) attributable to noncontrolling interests in subsidiaries	139	(66)	205	(18)	(86)	68
Net (loss) income attributable to common equity	$(181)	$199	$(380)	$24,777	$1,444	$23,333

(Loss) Earnings per share:
Basic	$(0.02)	$0.03	$(0.05)	$3.55	$0.21	$3.34
Diluted	$(0.02)	$0.03	$(0.05)	$3.54	$0.21	$3.33

Weighted average shares outstanding:
Basic	6,998	6,950		6,989	6,932
Diluted	6,998	6,951		6,992	6,932

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continue to generate cash flow. With the exception of the Icon at the Rotunda property, the annual average occupancy rates were approximately 93% or higher for both the fiscal quarter and nine months ended July 31, 2020. The tenants at these properties, for the most part, continue to pay their rent. The occupancy rate at the Icon has declined to an average occupancy rate of 88.9% and 92.1%, respectively, for the fiscal quarter and nine months ended July 31, 2020 as compared to 94.5% and 94.8%, respectively, for the prior year’s comparable periods. This decline in occupancy rate is primarily attributed to tenants attending the Johns Hopkins University, which is in close proximity to the Icon and represents approximately 30% of our tenants at this property. In response to the COVID-19 pandemic, the Johns Hopkins University will only be offering online classes for the fall semester, which has resulted and may continue to result in a loss of these tenants at our property.

At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants have been and continue to be adversely affected by the mandated shutdowns or imposed restrictions. The overall average cash realization for the commercial properties, based on monthly billings as compared to monthly cash collections from April through July 2020, was approximately 68%. As such, FREIT incurred an increase in expense for the reserve of uncollectible rents of approximately $0.1 million (with a consolidated impact of approximately $0.1 million) and approximately $0.6 million (with a consolidated impact of approximately $0.4 million), respectively, for the fiscal quarter and nine months ended July 31, 2020. Additionally, as of July 31, 2020, FREIT has applied approximately $462,000 of security deposits from its commercial tenants to outstanding receivables due from these tenants. FREIT has offered some commercial tenants deferrals of rent over a specified time period as well as rent abatements for a certain period of time, both of which were immaterial to FREIT for the three and nine months ended July 31, 2020. FREIT does not expect these deferrals or rent abatements to have a material impact on future operating results. FREIT currently remains in active discussions and negotiations with these impacted retail tenants. Additionally, Cobb Theatre, an anchor tenant movie theatre at the Rotunda retail property, filed for bankruptcy and rejected its lease at the Rotunda retail property as of June 30, 2020. As a result of the rejection of this lease, uncollected rents in the amount of approximately $0.3 million and a straight-line rent receivable of approximately $0.4 million were reversed against revenue, and unamortized leasing commissions in the amount of approximately $0.2 million were written off and fully expensed in the third quarter of Fiscal 2020 resulting in a net impact of approximately $0.9 million (with a consolidated impact of approximately $0.5 million) to net (loss) and income for the fiscal quarter and nine months ended July 31, 2020. The Company is currently exploring all possible options for the re-leasing of this space, which includes renting to another movie theatre.

As a result of the negative impact of the COVID-19 pandemic at our commercial properties, we were granted debt payment relief from certain of our lenders on the retail properties in the form of deferral of principal and/or interest payments for a three-month period which ended June 30, 2020, resulting in total deferred payments of approximately $722,000 being due at maturity of the loans.

Through the end of the fiscal quarter ended July 31, 2020, we have experienced a positive cash flow from operations, after excluding certain corporate expenses such as Special Committee advisory, legal and other expenses paid of approximately $5.1 million and deferred compensation in the amount of $5 million paid to two retired trustees. However, this could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of July 31, 2020 of approximately $31 million coupled with a $13 million available line of credit (available through October 27, 2020) will provide us with sufficient liquidity for at least the next twelve months from the filing of the Form 10-Q for the current quarter. Additionally, in an effort to further preserve cash flow, effective May 1, 2020, our Board of Trustees reduced all fees, salaries and retainers payable to our executive officers and members of the Board of Trustees by up to 30% through the end of Fiscal 2020.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we are taking will help minimize interruptions to our operations and will put us in the best position to participate in the economic recovery as the recovery occurs. FREIT will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Legal Proceeding Update

Please refer to the disclosures in the Form 10-Q filed on September 9, 2020 for updated information related to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties LLC.

Dividend

The Board of Trustees did not declare a dividend for the third quarter of Fiscal 2020. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,		For the Nine Months Ended July 31,
	2020	2019	2020	2019
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net (loss) income	$(320)	$265	$24,795	$1,530
Depreciation of consolidated properties	2,425	2,806	7,887	8,413
Amortization of deferred leasing costs	363	140	601	400
Distributions to minority interests	—	—	(583)	(686)
Adjustment to loss in investment in tenancy-in-common for depreciation	349	—	582	—
Gain on sale of property	—	—	—	(836)
Gain on deconsolidation of subsidiary	—	—	(27,680)	—
FFO	$2,817	$3,211	$5,602	$8,821

Per Share - Basic and Diluted	$0.40	$0.46	$0.80	$1.27

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,817	$3,211	$5,602	$8,821
Deferred rents (Straight lining)	334	(126)	213	(313)
Capital Improvements - Apartments	(127)	(204)	(353)	(489)
AFFO	$3,024	$2,881	$5,462	$8,019

Per Share - Basic and Diluted	$0.43	$0.41	$0.78	$1.16

Weighted Average Shares Outstanding:
Basic	6,998	6,950	6,989	6,932
Diluted	6,998	6,951	6,992	6,932

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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